Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-106210 and 333-139219 on Form S-8 and in Registration Statement No. 333-118891 on Form S-3 of: 1) our report dated March 14, 2007, relating to the consolidated financial statements and financial statement schedule of Pioneer Companies, Inc. and subsidiaries, (“Pioneer”) (which report expresses an unqualified opinion), and 2) our report dated March 14, 2007, relating to management’s report on the effectiveness on internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Pioneer for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Houston, Texas
March 16, 2007